                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of report (Date of earliest event reported):
                       January 30, 2002 (January 29, 2002)


                       PRECISION OPTICS CORPORATION, INC.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Massachusetts                         001-10647             04-2795294
-------------                         -----------           ----------
(State or other jurisdiction of       (Commission           (I.R.S. Employer
of incorporation or organization)     File Number)          Identification No.)


                 22 East Broadway, Gardner, Massachusetts 01440
         ---------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (978) 630-1800

Item 5.           Other Events.

On January 29, 2002, the Registrant issued the following press release announcing operating results on an unaudited basis for the second quarter and six months of fiscal year 2002 ended December 31, 2001:


FOR IMMEDIATE RELEASE                                TUESDAY, JANUARY 29, 2002

                     PRECISION OPTICS CORPORATION ANNOUNCES
                             SECOND QUARTER RESULTS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced operating results on an unaudited basis for the second quarter and six months of fiscal year 2002 ended December 31, 2001.

OPERATING RESULTS

Revenues for the quarter were $323,314, compared to $778,534 for the same period in fiscal year 2001, a decrease of 58.5%. Net loss, including restructuring charges of $668,250, was $1,995,301, or $0.19 per share, compared to $855,895 or $0.08 per share, for the same period last year. The weighted average common shares outstanding were 10,503,908 compared to 10,498,608 for the same period last year.

For the six months ended December 31, 2001, revenues were $814,410 compared to $1,666,833 for the same period last year, a decrease of 51.1%. Net loss, including charges for asset impairment, restructuring and inventory write-down totaling $4,652,628, was $7,501,230, or $0.71 per share, compared to $1,291,885 or $0.12 per share, for the same period last year. The weighted average common shares outstanding were 10,503,908 compared to 10,447,425 for the same period last year.

The revenue decrease from the prior year for the second quarter was due primarily to lower sales of medical products (down 64%). For the quarter ended December 31, 2001, medical sales were lower due primarily to significantly lower shipments of stereo endoscopes and cameras.

The revenue decrease from the prior year for the six months ended December 31, 2001 was due to lower sales of medical products (down 60%), and lower sales of non-medical products (down 10%). For the six months ended December 31, 2001, medical sales were lower due primarily to lower sales of stereo endoscopes and cameras. Non-medical sales were lower due primarily to lower sales of Dense Wavelength Division Multiplexing (DWDM) filters. DWDM filter sales represented 13.2% of total revenues during the six months ended December 31, 2001 compared to 12.9% for the corresponding period of the prior year (a reduction in filter sales of approximately 50%).

PROVISION FOR ASSET IMPAIRMENT AND RESTRUCTURING AND INVENTORY WRITE-DOWN

As previously announced in November 2001, the Company recorded a provision for restructuring costs in the second quarter ended December 31, 2001 totaling $668,250 related to its November 2001 workforce reduction affecting 13 employees and the resulting idle leased space in its Optical Thin Films Technology Center. The provision for asset impairment and restructuring of $668,250 and $4,112,628, respectively, in the quarter and six months ended December 31, 2001 consists of
(1) a provision for restructuring costs recorded in the quarter ended December 31, 2001, representing the present value of future lease payments related to idle leased space and employee severance costs; and (2) a provision for asset impairment of approximately $3,444,000 recorded in the quarter ended September 30, 2001 which represents a write-down to the lower of carrying value or fair market value of certain of the Company's property, plant and equipment invested in its optical thin films coating business.

The Company determined that certain inventories of DWDM filters and filter test instrumentation may not be sold within the Company's business cycle or the products' life cycle. As previously announced in November 2001, the Company recorded, in cost of goods sold, a provision for excess and obsolete inventory of approximately $540,000 in the quarter ended September 30, 2001.

OUTLOOK

The asset impairment and restructuring measures as mentioned above, along with the August 2001 workforce reduction, which affected in total 37 employees, are expected to result in a reduction in future annual expenses. During the quarter ended December 31, 2001, total recurring operating expenses (excluding inventory purchases) were approximately $1 million (or 39%) lower than the quarter ended June 30, 2001. Going forward, these cost reduction measures are expected to result in expense savings of at least $3.5 million per year, of which approximately $2.8 million per year represent actual cash savings.

Capital equipment expenditures during the six months ended December 31, 2001 were approximately $59,000, down 93% from the same period last year. It is anticipated that the level of capital spending for the balance of fiscal year 2002 will continue to be substantially lower than last year.

For the quarter ended December 31, 2001, research and development expenses were approximately $737,000, down 4.5% from the quarter ended December 31, 2000. It is anticipated that the quarterly level of R&D expenses for the balance of fiscal year 2002 will be substantially lower than last year.

The Company believes that downward trends in the selling prices of DWDM filters along with severely reduced demand may continue for an indeterminate period of time. For these reasons, the Company is proceeding cautiously in this market, conserving cash and other vital resources while evaluating potential courses of action during this period of market slowdown. The Company has retained certain DWDM capabilities in order to be positioned to capitalize on potential future opportunities in this market.

Meanwhile, the Company is pursuing advances on several fronts in the medical area and certain non-medical applications. Among these initiatives are improvements in medical instrument lens coatings, a new 30 DEG. line of sight version of the successful 5 mm Laparoscope, and other new products. The Company has made significant progress in autoclavable seal technology, which is expected to result in autoclavable sterilization of new endoscope products. Recent achievements of ISO 9001 and CE Mark certification, as recently announced, is also expected to support increased sales opportunities, both foreign and domestic, for the Company's medical products, as autoclavable endoscopes become available by the Company.

ABOUT PRECISION OPTICS

Precision Optics Corporation, a leading manufacturer of optical thin films and optical instruments since 1984, designs and manufactures high-quality optical thin film coatings, medical instruments, and other advanced optical systems. Major applications for the Company's thin film coatings have included DWDM filters used to increase the bandwidth capacity of fiber-optic telecommunications networks. The Company's medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class 3-D endoscope for use in minimally invasive surgical procedures.

               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                           DECEMBER 31, 2001 AND 2000


                                                      -- SECOND QUARTER --               -- SIX MONTHS --
                                                        2001          2000              2001          2000
                                                    (UNAUDITED)    (UNAUDITED)       (UNAUDITED)    (UNAUDITED)
REVENUES                                              $323,314       $778,534            $814,410     $1,666,833
COST OF GOODS SOLD                                     476,728        640,366           1,972,912      1,178,607
                                                     ----------     ---------       --------------    ----------
         GROSS PROFIT (LOSS)                          (153,414)       138,168          (1,158,502)       488,226
                                                     ----------     ---------       --------------    ----------
RESEARCH and DEVELOPMENT                               737,187        772,277           1,412,897      1,337,449

SELLING, GENERAL and
ADMINISTRATIVE EXPENSES                                479,060        451,033             948,169        898,550

PROVISION FOR ASSET IMPAIRMENT and
RESTRUCTURING                                          668,250             --           4,112,628             --
                                                     ----------     ---------       --------------    ----------
TOTAL OPERATING EXPENSES                             1,884,497      1,223,310           6,473,694      2,235,999
                                                     ----------     ---------       --------------    ----------
         OPERATING LOSS                             (2,037,911)    (1,085,142)         (7,632,196)    (1,747,773)

INTEREST EXPENSE                                        (3,739)        (3,153)             (5,667)        (7,096)

INTEREST INCOME                                         46,349        232,400             136,633        462,984
                                                     ----------     ---------       --------------    ----------
         NET LOSS                                  $(1,995,301)     $(855,895)        $(7,501,230)   $(1,291,885)
                                                     ==========     =========       ==============    ==========
BASIC and DILUTED LOSS PER SHARE                        ($0.19)        ($0.08)             ($0.71)        ($0.12)
                                                     ==========     =========       ==============    ==========
WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING                                  10,503,908     10,498,608          10,503,908     10,447,425
                                                     ==========     =========       ==============    ==========


               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     ASSETS
                                     ------


                                                      DECEMBER 31, 2001      JUNE 30, 2001
                                                      -----------------      -------------
CURRENT ASSETS
         Cash and Cash Equivalents                       $ 7,739,831          $10,530,298
         Accounts Receivable, Net                            144,706            1,003,496
         Inventories                                       1,105,242            1,524,119
         Prepaid Expenses                                    243,636              109,760
                                                      -----------------      -------------
                  Total Current Assets                     9,233,415           13,167,673
                                                      -----------------      -------------
PROPERTY AND EQUIPMENT                                     5,983,406            9,386,047
         Less:  Accumulated Depreciation                  (3,851,278)           (3,600,380)
                                                      -----------------      -------------
                  Net Property and Equipment               2,132,128             5,785,667
                                                      -----------------      -------------
OTHER ASSETS                                                 269,256               266,671
                                                      -----------------      -------------
TOTAL ASSETS                                             $11,634,799           $19,220,011
                                                      =================      =============
LIABILITIES AND STOCKHOLDERS' EQUITY
TOTAL CURRENT LIABILITIES                                $   625,887           $ 1,062,056
                                                      -----------------      -------------
NONCURRENT LIABILITIES                                       420,890                68,703
                                                      -----------------      -------------
STOCKHOLDERS' EQUITY
         Common Stock, $.01 par value-
              Authorized -- 20,000,000 shares
              Issued and Outstanding - 10,503,908
                 shares at December 31, 2001 and
                  June 30, 2001                              105,039               105,039
         Additional Paid-in Capital                       27,682,657            27,682,657
         Accumulated Deficit                             (17,199,674)           (9,698,444)
                                                      -----------------      -------------
                  Total Stockholders' Equity              10,588,022            18,089,252
                                                      -----------------      -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $11,634,799           $19,220,011
                                                      =================      =============


Forward-looking statements contained in this news release, including those related to the Company's products under development, operation of the Company's production facilities, and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the optical communications and medical product markets, the impact of competitive products and pricing, performance by the Company's vendors, availability of third-party components, cost and yields associated with production of the Company's optical communications and other products, the ability of the Company to successfully and in a timely manner complete product and process development efforts, and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001.

                                       ###

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                PRECISION OPTICS CORPORATION, INC.

Date:  January 30, 2002         By: /s/ Jack P. Dreimiller
                                    -----------------------------------------
                                    Name:  Jack P. Dreimiller
                                    Title: Senior Vice President, Finance and
                                           Chief Financial Officer